Exhibit 99.1

WICHITA, Kansas, Feb. 22, 2005 - The Boeing Company [NYSE: BA] and Onex Corporation today announced an agreement under which Onex will acquire the Wichita/Tulsa Division of Boeing Commercial Airplanes.

The transaction includes Commercial Airplanes facilities and assets in Wichita, Kansas, and Tulsa and McAlester, Oklahoma. Transaction consideration to Boeing includes approximately $900 million cash, transfer of certain liabilities and long-term supply agreements that provide Boeing ongoing cost savings. The single-source supply agreements cover the structures and parts currently produced by the Wichita/Tulsa Division, providing a stable base of revenue for the new business to build upon. In addition, the Wichita/Tulsa operations will continue as a major partner on the 787 Dreamliner.

The sale is expected to close during the second quarter of 2005. Boeing expects to recognize a non-cash loss on the transaction attributable to the transfer of pension related assets and liabilities. Recognizing these non-cash charges at closing will reduce future pension expenses. Boeing Integrated Defense Systems operations in Wichita and Oklahoma are not included in the transaction.

"This agreement fully supports our strategy to focus Boeing on large-scale systems integration, which is where we are most competitive and can add the most value to our airplanes and services," said Boeing Commercial Airplanes President and Chief Executive Officer Alan Mulally. "Boeing will benefit from lower procurement costs and the Wichita/Tulsa operations now can grow by winning new business with other customers."

Mulally said Boeing selected Onex based on its successful history of investing in and growing companies.

Onex will form a new company to operate the facilities. The plants will continue to operate under the leadership of Jeff Turner, currently vice president and general manager of the Boeing Commercial Airplanes Wichita Division, who will be the new company's CEO.

"Onex has a strategy to build the most efficient and innovative company in the aerostructures industry. We intend to invest over $1 billion in Kansas and Oklahoma in the next few years," said Seth Mersky, an Onex managing director.

Mersky said Onex's vision is to grow the value of the Wichita/Tulsa operations over a number of years.

"We are committed to working in close partnership with the current Wichita/Tulsa senior leadership team to make the transition as seamless as possible," added Nigel Wright, another Onex managing director. "The new company will compete for work inside and outside of Boeing, providing potential for more, and more stable, jobs. The key is to get the cost structure right."
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Boeing announced in April 2004 that it was studying the possible sale of its plants in Wichita , Tulsa and McAlester . Boeing included balancing the interests of employees, customers, shareholders and its plant communities in its criteria for the decision.

"We firmly believe that this decision provides the best available outcome for the Wichita/Tulsa Division and its plant communities by creating new opportunities for sustained growth as a separate operation. Onex shares this perspective, and we look forward to a long and productive relationship together," Mulally said.

Approximately 9,000 Commercial Airplanes employees currently work at the Wichita, Tulsa and McAlester sites. The Division incurred approximately US$2.2 billion in annual costs for 2004. The facilities currently supply Boeing with fuselage and other structural components for the 737, 747, 767 and 777 programs, and the division is a supplier partner on the 787 Dreamliner.

The transaction is subject to a number of conditions before closing, including U.S. government reviews.

Goldman Sachs advised The Boeing Company on this transaction.

About The Boeing Company

With headquarters in Chicago , The Boeing Company is the largest aerospace company in the world and is one of the leading U.S. exporters. It is the world's largest manuf acturer of commercial jetliners and military aircraft, and the largest NASA contractor. The company's capabilities in aerospace also include rotorcraft, electronic and defense systems, missiles, rocket engines, satellites, launch vehicles and advanced information and communication systems. The company has an extensive global reach with customers, manufacturing facilities, suppliers and business partners throughout the world. Boeing Commercial Airplanes produces the popular 7-series jetliner family, and is setting a new standard for jetliners with its upcoming 787 Dreamliner. Boeing Commercial Airplanes is headquartered in Seattle , Wash.

About Onex

Onex is a Toronto-based diversified company with annual consolidated revenues of approximately Cdn$16 billion and consolidated assets of approximately Cdn$12 billion. It is one of Canada 's largest companies with global operations in service, manufacturing and technology industries. Its operating companies include Celestica Inc.; Magellan Health Services, Inc.; ClientLogic Corporation; Cineplex Galaxy LP; J.L. French Automotive Castings, Inc.; Res-Care, Inc.; Radian Communications Services Corporation; Emergency Medical Services Corporation; Cosmetic Essence, Inc.; Center for Diagnostic Imaging, Inc. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX.SV.

Onex Partners LP has acted as managing partner for this transaction. In early February 2004, Onex completed the final closing of the Onex Partners Fund, with total commitments of US$1.65 billion. The fund provides capital for Onex-sponsored acquisitions not related to Onex's existing operating companies or to ONCAP. Onex controls the General Partner and Manager of the Fund and has committed US$375 million to Onex Partners LP.

Safe Harbor Statement / Forward-Looking Statements

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Certain statements contained in this press release are considered
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Boeing's intent that such statements be protected by the safe harbor created thereby. Forward-looking statements include, but are not limited to statements regarding: (1) the expected closing date of the transaction, (2) the expected costs savings arising out of the transaction, and (3) the expected effect of the transaction on future pension expenses. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to:
(a) the risk that the transaction may close more slowly than expected or not at all; (b) the risk that the cost savings arising out of the transaction may be less than anticipated, and (c) other risks and uncertainties detailed from time to time in Boeing's filings with the Securities and Exchange Commission.

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Contacts:
Chuck Cadena, 206-437-0138, Boeing Commercial Airplanes (Seattle)
Dick Ziegler, 316-523-1465, Boeing Commercial Airplanes (Wichita)
Dan Wilinsky, 816-512-2430, Fleishman-Hillard (for Onex)
Steve Hendrickson, 918-832-3352, Boeing Commercial Airplanes (Tulsa/McAlester)